Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan, the 2004 Employee Stock Purchase Plan, and the 2004 Non-Employee Directors’ Stock Option Plan of Conor Medsystems, Inc. of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedule of Conor Medsystems, Inc., Conor Medsystems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Conor Medsystems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
March 10, 2006